Exhibit 99.2

CPS TECHNOLOGIES CORPORATION Statements of Operations (Unaudited)

	Fiscal Quarters Ended
	March 30, 2024	April 1, 2023

Revenues:
Product sales	$5,912,634	$7,100,267

Total revenues	5,912,634	7,100,267
Cost of product sales	5,006,324	4,855,564

Gross Margin	906,310	2,244,703
Selling, general, and administrative expense	1,165,922	1,550,522

Operating income (loss)	(259,612)	694,181
Other income, net	79,171	15,590

Income (loss) before taxes	(180,441)	709,771
Income tax provision	(37,288)	250,570

Net income (loss)	$(143,153)	$459,201

Net income (loss) per basic common share	$(0.01)	$0.03

Weighted average number of basic common shares outstanding	14,519,215	14,452,284

Net income (loss) per diluted common share	$(0.01)	$0.03

Weighted average number of diluted common shares outstanding	14,519,215	14,639,600

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

	March 30, 2024	December 30, 2023
ASSETS

Current assets:
Cash and cash equivalents	$8,667,728	$8,813,626
Accounts receivable-trade, net	3,848,635	4,389,155
Accounts receivable-other	27,490	83,191
Inventories, net	4,611,460	4,581,930
Prepaid expenses and other current assets	391,953	276,349
Total current assets	17,547,266	18,144,251
Property and equipment:
Production equipment	11,155,183	11,271,982
Furniture and office equipment	952,883	952,883
Leasehold improvements	985,649	985,649
Total cost	13,093,715	13,210,514
Accumulated depreciation and amortization	(11,581,885)	(11,936,004)
Construction in progress	206,250	281,629
Net property and equipment	1,718,080	1,556,139
Right-of-use lease asset (note 4, leases)	297,000	332,000
Deferred taxes	1,609,982	1,569,726
Total Assets	$21,172,328	21,602,116

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	43,478	46,797
Accounts payable	2,409,773	2,535,086
Accrued expenses	843,770	1,075,137
Deferred revenue	207,247	251,755
Lease liability, current portion	160,000	160,000

Total current liabilities	3,664,268	4,068,775

Note payable less current portion	-	8,090
Deferred revenue – long term	31,277	31,277
Long term lease liability	137,000	172,000

Total liabilities	3,832,545	4,280,142
Commitments & Contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 20,000,000 shares; issued 14,601,487 and 14, 601,487 shares; outstanding 14,519,215 and 14,519,215 shares; at March 30, 2024 and December 30, 2023, respectively	146,015	146,015
Additional paid-in capital	40,341,855	40,180,893
Accumulated deficit	(22,897,949)	(22,754,796)
Less cost of 82,272 and 82,272 common shares repurchased at March 30, 2024 and December 30, 2023, respectively	(250,138)	(250,138)

Total Stockholders’ Equity	17,339,783	17,321,974

Total Liabilities and Stockholders’ Equity	$21,172,328	$21,602,116